Exhibit 10.25

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

JV AND LICENSE AGREEMENT

THIS JV AND LICENSE AGREEMENT is entered into as of December 7, 2011 (the “Execution Date”) between GENOMATICA, INC., a company incorporated under Delaware law (“Genomatica”), having a registered address at 10520 Wateridge Circle, San Diego, California 92121, United States of America, and NOVAMONT S.P.A., a company incorporated under the laws of Italy (“Novamont”), having a registered address at Via G. Fauser 8, 28100 Novara, Italy. Genomatica and Novamont shall be referred to individually as a “Party” and collectively as “Parties”.

WHEREAS, Genomatica has developed proprietary technology and recombinant microorganisms to produce 1,4-butanediol (“BDO”);

WHEREAS, Novamont has expertise in operation of fermentation production facilities and refining fermentation products into commercial products; and

WHEREAS, the Parties wish to produce BDO using Genomatica’s proprietary process at Novamont’s optioned facility in Bottrighe Italy and to commercialize BDO produced at such facility.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

1. DEFINITIONS. Capitalized terms, when used in this Agreement, shall have the following meanings:

1.1 “Affiliate” means, with respect to any person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity. For this purpose, “control,” “controlled by” and “common control” means the ownership and voting control of more than fifty percent (50%) of the outstanding voting securities or interest in capital or profits of such person or entity, or the right to direct the management or affairs of such person or entity by contract or similar arrangement.

1.2 “Agreement” means this agreement as a whole (and its annexes), as may be amended in accordance with the terms hereof.

1.3 “Bioprocess” means Genomatica’s proprietary process using Genomatica Microorganisms for the production of BDO using feedstocks from renewable carbohydrate streams. For clarification, Bioprocess does not include any agronomic and feedstock pretreatment processes and is limited to the fermentation of sugars of any

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origin, any process different from the fermentation being outside the scope of the present definition.

1.4 “Commissioning Date” means the date on which the Bioprocess has operated at the Facility for […***…] continuous cycles in accordance with the Commissioning Performance Targets set forth under Section I of Schedule 1.5 or in accordance with lower performance targets accepted by Novamont and resulting from a notice given to Genomatica.

1.5 “Commissioning Performance Targets” means the target specifications for performance of the Bioprocess at the Facility applicable for the period between the Run Test Positive Result and the Commissioning Date and for the period following the Commissioning Date, as set forth in Section I and II, respectively, of Schedule 1.5.

1.6 “Confidential Information” means any information and materials furnished or made available by one Party to the other Party pursuant to or as contemplated by this Agreement or the NDA, whether orally or in written, electronic or other form. Confidential Information shall include the terms of this Agreement, and any scientific or technical information, know-how, inventions, data or specifications, testing methods, business or financial information, research and development activities and results, product and marketing plans, and customer and supplier information of a Party. For clarification, all Genomatica IP shall be the Confidential Information of Genomatica, and all Novamont IP shall be the Confidential Information of Novamont.

1.7 “Disclosing Party” means the Party (or Newco, as applicable) disclosing Confidential Information to the other Party (or Newco, as applicable).

1.8 “Effective Date” means the date on which the Run Test outcome is a Run Test Positive Result.

1.9 “Exclusivity Period” shall have the meaning set forth in Section 4.2(a).

1.10 “Europe” means all the member States of the European Economic Area and Turkey.

1.11 “European Negotiation Period” shall have the meaning set forth in Section 4.2(c).

1.12 “European Transaction” shall have the meaning set forth in Section 4.2(c).

1.13 “Execution Date” means the date in which this Agreement is executed by both Parties.

1.14 “Ex-Europe Negotiation Period” shall have the meaning set forth in Section 4.2(d).

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1.15 “Ex-Europe Transaction” shall have the meaning set forth in Section 4.2(d).

1.16 “Facility” means the fermentation plant and facilities in Bottrighe (Italy), together with other elements of the relating going concern, that Novamont is entitled to lease to conduct the Run Test and to buy for a price still to be determined but not exceeding Euro [... *** ...].

1.17 “Genomatica Background IP” shall have the meaning set forth in Section 3.1(a).

1.18 “Genomatica Improvements” shall have the meaning set forth in Section 3.1(b).

1.19 “Genomatica IP” means all Genomatica Background IP and all Genomatica Improvements.

1.20 “Genomatica Microorganisms” means microorganisms designated by Genomatica and supplied by Genomatica for purposes of the Transaction Activities.

1.21 “Intellectual Property” means all: (a) Patent Rights; (b) trademarks, service marks, domain names, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof; (c) copyrights and registrations and applications for registration thereof; (d) computer software, data, and documentation; (e) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (f) other proprietary rights relating to any of the foregoing; and (g) copies and tangible embodiments thereof.

1.22 “Losses” shall have the meaning set forth in Section 7.1.

1.23 “NDA” means the nondisclosure agreement between the Parties dated February 25, 2011.

1.24 “Newco” means a company to be incorporated by Novamont under the laws of Italy within 15 days from the Effective Date, provided that: (i) Newco shall remain at all times an Affiliate of Novamont, it being understood that Novamont shall be entitled to transfer minority interests in the corporate capital of Newco to any Third Party provided that Novamont retains control (as defined in Section 1.1) of Newco; (ii) Novamont shall remain liable and responsible for the performance and observance of all obligations to be carried out by Newco under this Agreement or otherwise; (iii) Newco shall be a special purpose vehicle entitled to carry out the Transaction Activities only.

1.25 “New IP” shall have the meaning set forth in Section 3.3(a) below.

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1.26 “Novamont Competitor” means any producer of biodegradable polyesters acting in the Novamont Field and any producer of […***…] from renewable resources mainly devoted to the production of biodegradable polyesters acting in the Novamont Field.

1.27 “Novamont Field” means production of aliphatic and aliphatic aromatic polyesters biodegradable in different environments, used as flexible products and/or as components of flexible products or as toughening agents of rigid products characterized by at least the presence of […***…] and/or […***…] and by BDO and […***.… by […***…]. For avoidance of doubt, the Novamont Field excludes Genomatica C3 and C4 chemical targets of butanediols, butadiene, […***…], […***…], […***…], […***…], and […***…].

1.28 “Novamont Background IP” shall have the meaning set forth in Section 3.2(a).

1.29 “Novamont Improvements” shall have the meaning set forth in Section 3.2(b).

1.30 “Novamont IP” means all Novamont Background IP and all Novamont Improvements.

1.31 “Patent Rights” means all patent applications, certificate of invention, application for certificate of invention, priority patent filing and patents, including all provisionals, converted provisionals, requests for continued examination, substitutions, divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions, supplementary protection certificates, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.32 “Product” means the BDO manufactured or produced using the Bioprocess at the Facility.

1.33 “Receiving Party” shall mean the Party (or Newco, as applicable) receiving Confidential Information of the other Party (or Newco, as applicable).

1.34 “Run Test” shall mean the test to be performed by Novamont within 6 (six) months from the Execution Date in the Facility using fermentation reactors of […***…] and a range of machines either already present in the Facility and / or rented in line with the information transferred by Genomatica on the Bioprocess.

1.35 “Run Test Performance Targets” means the target specifications for performance of the Bioprocess at the Facility applicable for the Run Test as set forth in Schedule 1.35, which target specifications are set as reasonable demonstrated performance results and will make use of a “standard”, not best, Genomatica Microorganism for the test.

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1.36 “Run Test Positive Result” shall mean the demonstration in the context of the Run Test that the Bioprocess is working on the type of plant represented by the Facility, is able to reach the Run Test Performance Targets and confirms that the pre-basic reasonably estimated cost for retrofitting the Facility are around Euro [...***...] or alternatively the acquisition costs plus the retrofitting costs are around Euro [...***...].

1.37 “Technical Committee” means the technical committee formed by the Parties to oversee and monitor the Transaction Activities.

1.38 “Term” means the term of this Agreement, which begins on the Effective Date and continues until termination in accordance with Section 8.2.

1.39 “Territory” means worldwide.

1.40 “Third Party” means any person or entity other than Genomatica or Novamont or their respective Affiliates.

1.41 “Transaction Activities” shall have the meaning set forth in Section 2.1.

2. TRANSACTION.

2.1 Activities and Objectives. The transaction between the Parties pursuant to this Agreement consists of performance of the following activities, and supply of the following contributions, by the Parties and/or Newco, as specified below: (a) Novamont shall perform the Run Test at the Facility, and Genomatica shall provide Genomatica IP and technical assistance as reasonably necessary to perform the Run Test at the Facility; (b) should the Run Test outcome be a Run Test Positive Result, Novamont shall incorporate Newco and Newco shall retrofit the Facility to enable production of BDO using the Bioprocess and Genomatica and Novamont shall provide Genomatica IP and Novamont IP, respectively, and technical assistance as reasonably necessary to the retrofitting activities; (c) following the Commissioning Date, Newco shall produce BDO using the Bioprocess at the Facility and Genomatica and Novamont shall provide Genomatica IP and Novamont IP, respectively, and the technical assistance necessary to carry out such production activities; (d) Newco shall commercialize BDO produced using the Bioprocess at the Facility in the Territory, subject to Section 2.7; and (e) Novamont, itself or through Newco, and Genomatica shall share capital expenditures and profits/losses of the Transaction (i.e., Acquisition Expenses, Retrofit Expenses and Profits/Losses) as specified under Exhibit A. If the Run Test outcome is not a Run Test Positive Result, the Parties may by mutual written agreement conduct further work and repeat the Run Test if the Parties agree in writing to the postponed term pursuant to Section 8.1. If the costs for retrofitting the Facility or alternatively the acquisition costs plus the retrofitting costs for the Facility are greater than those set forth in the definition of Run Test Positive Result, then both Novamont and Genomatica must approve such additional costs by written agreement. The activities conducted by or on behalf of either or both of Novamont (itself or through Newco) and Genomatica relating to the

***Confidential Treatment Requested

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preparation for and performance of the Run Test, the retrofitting of the Facility, the production of BDO using the Bioprocess at the Facility and/or the commercialization of BDO produced at the Facility, including the activities described in this Section 2, are collectively defined as the “Transaction Activities.” The Parties acknowledge and agree that with reference to such Transaction Activities Novamont (and Newco, after the Run Test Positive Result) shall act as associating party (associante) and Genomatica as associated party (associato) of a joint venture (associazione in partecipazione) governed by Arts. 2549 ff. of the Italian civil code. For clarity, Novamont shall remain liable and responsible for the performance and observance of all Transaction Activities to be carried out by Newco, Genomatica shall have no responsibility or liability for any actions or omissions by Newco, except as provided in this Agreement.

2.2 Responsibilities and Deliverables. Novamont has developed an initial business plan for the production of Products at the Facility enclosed hereto under Schedule 2.2 that also includes the Transaction Activities of the Parties (or Newco, as applicable) and will form the basis for the Business Plan (as defined in Section 4 of Exhibit A). The Parties and Newco will use commercially reasonable efforts to execute the respective Transaction Activities in accordance with such initial business plan, as well as the Retrofitting Plan and the Business Plan (both as defined in Section 4 of Exhibit A), once they will be available, all of them as possibly amended from time to time.

2.3 Retrofitting the Facility. Newco will retrofit the Facility to enable production of Products, including implementation of the construction and commissioning of the retrofitted Facility. The anticipated capacity of the Facility, based on the Commissioning Performance Targets reported under Section II of Schedule 1.5, is production of up to 20 kilotons of Products annually. Newco will organize and deploy a dedicated team and pilot infrastructures in order to adapt the Facility to production within one year from the Run Test Positive Result. The Retrofit Expenses will be shared in accordance with the terms under Exhibit A.

2.4 Access to Bioprocess. Genomatica will provide Novamont access to Genomatica IP and Genomatica’s Bioprocess and Genomatica Microorganisms to produce Products at the Facility through the license granted under Section 4.1 below. Genomatica will be responsible for delivering a complete basic engineering package for implementation of Genomatica’s Bioprocess at the Facility, including technology transfer, performance guarantees and engineering support. Novamont agrees that Novamont and Newco will use materials provided to Novamont and/or Newco by Genomatica, including Genomatica Microorganisms, only for the activities conducted by Newco pursuant to and in accordance with this Agreement, and not for any other purpose or use whatsoever.

2.5 Bioprocess Research & Development. Without prejudice for the provisions under Section 3.3 below (New IP), Genomatica agrees that it will continue to conduct research and development of the Genomatica Microorganisms and Bioprocess, including a research program to evaluate and optimize feedstock costs, using a variety of locally sourced carbohydrate feedstocks, and that it will provide access to any useful

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outcome of the research and development activities that relates to BDO, the Bioprocess or Genomatica Microorganisms as part of the license to use Genomatica IP granted under Section 4.1 below. Genomatica will bear all expenses of its research and development activities.

2.6 Operation of the Facility. Newco will be exclusively responsible for operation of the Facility and commercial production of Products following the Commissioning Date for the Facility, including supply of molasses or other fermentable sugars as feedstock for use in BDO production at the Facility. Newco will use commercially reasonable efforts to operate the Facility and produce and commercialize Products following the Commissioning Date.

2.7 Commercialization and Off Take of Products. Newco will be exclusively responsible for the commercialization and off take of one hundred percent (100%) of the Products produced at the Facility (including Products sold for use by Novamont or its Affiliates), without prejudice for Genomatica’s rights described in this Section 2.7. Genomatica will have the option to purchase from Newco up to twenty percent (20%) of the Products produced at the Facility, measured on an annual basis, for resale to Third Parties. Genomatica may exercise the option for a given calendar year by providing written notice to Novamont before June 30th of the preceding year and will specify the percentage, up to twenty percent (20%), of Products produced at the Facility that Genomatica intends to commercialize. If Genomatica exercises the option, Genomatica will commercialize Products produced at the Facility only for use outside the Novamont Field (also after expiry of the exclusivity provisions under Section 4.2 below), and it will establish branding and pricing strategy for sale of Products off take from the Facility by Genomatica so that its sales are to customers outside the Novamont Field.

2.8 Increase of the BDO production capacity. During the Term, Novamont will make its best efforts for creating the conditions to increase by at least […***…] the production capacity of the Facility for production of BDO using the Bioprocess and using fermentable sugars preferably from biomass as feedstock, whether by building and/or operating in Europe a new facility in addition to the Facility, by substituting the Facility with a new one and/or by increasing the production capacity of the Facility, it being understood that following an increase of the BDO production capacity by at least […***…] Novamont and Newco shall be allowed to produce chemicals other than BDO at the Facility. In any case, Novamont and Newco shall be allowed to use the Facility for testing purposes for production of chemicals other than BDO.

2.9 Technical Committee. Promptly following the Execution Date, the Parties will form a technical committee, which will oversee and monitor the Transaction Activities for the entire Term.

2.10 Financial Terms. The financial terms applicable to purchasing and retrofitting the Facility, operation of the Facility and commercialization of Products produced at the Facility are set forth under Exhibit A.

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3. INTELLECTUAL PROPERTY.

3.1 Genomatica IP.

(a) As among the Parties and Newco, Genomatica shall be the sole and exclusive owner of all right, title, and interest in and to all Intellectual Property first conceived, reduced to practice and/or otherwise acquired or obtained by or on behalf of Genomatica prior to the Effective Date that relates to BDO, the Bioprocess or Genomatica Microorganisms, including rights arising in the course of prosecution and maintenance of such Intellectual Property (“Genomatica Background IP”).

(b) Any and all enhancements, improvements or modifications to Genomatica Background IP conceived, reduced to practice and/or otherwise acquired or obtained solely by or on behalf of Genomatica during the Term, except for the New IP, and all Intellectual Property rights therein (“Genomatica Improvements”) shall be solely and exclusively owned by Genomatica. In addition, if any enhancements, improvements or modifications to the Genomatica Microorganisms are conceived, reduced to practice and/or otherwise acquired or obtained by or on behalf of Novamont or Newco, whether solely or jointly, during the Term, all such enhancements, improvements and modifications to the Genomatica Microorganisms and all Intellectual Property rights therein shall be solely and exclusively owned by Genomatica and shall be included in the Genomatica Improvements.

(c) Genomatica shall have the sole right to prepare, file, prosecute, maintain, defend and enforce all Patent Rights within the Genomatica IP. Novamont and Newco each acknowledges that it acquires no rights to Genomatica IP other than the limited rights specifically granted in this Agreement.

(d) Novamont and Newco each hereby irrevocably transfers, conveys and assigns to Genomatica all of its right, title, and interest in the Genomatica Improvements and agrees to execute such documents, render such assistance, and take such other action as Genomatica may reasonably request, at Genomatica’s expense, to apply for, register, perfect, confirm, and protect Genomatica’s ownership rights in Genomatica Improvements.

3.2 Novamont IP.

(a) As among the Parties and Newco, Novamont shall be the sole and exclusive owner of all right, title, and interest in and to all Intellectual Property first conceived, reduced to practice and/or otherwise acquired or obtained by or on behalf of Novamont prior to the Effective Date that relates to production processes related to crops, transformation of biomass to sugars, chemical processes for production of monomers and bioprocesses for monomers different from BDO as well as polymerization processes and production of polymeric alloys, including rights arising in the course of prosecution and maintenance of such Intellectual Property (“Novamont Background IP”).

(b) Any and all enhancements, improvements or modifications to Novamont Background IP first conceived, reduced to practice and/or otherwise acquired

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or obtained solely by or on behalf of Novamont or Newco during the Term, except for the New IP, and all Intellectual Property rights therein (“Novamont Improvements”) shall be solely and exclusively owned by Novamont (or Newco, as the case may be).

(c) Novamont (or Newco, as the case may be) shall have the sole right to prepare, file, prosecute, maintain, defend and enforce all Patent Rights within the Novamont IP. Genomatica acknowledges that it acquires no rights to Novamont IP other than the limited rights specifically granted in this Agreement.

(d) Genomatica hereby irrevocably transfers, conveys and assigns to Novamont all of its right, title, and interest in the Novamont Improvements and agrees to execute such documents, render such assistance, and take such other action as Novamont may reasonably request, at Novamont’s expense, to apply for, register, perfect, confirm, and protect Novamont’s ownership rights in Novamont Improvements.

3.3 New IP.

(a) For the purpose of this Agreement, “New IP” means all Intellectual Property first conceived, reduced to practice and/or otherwise acquired or obtained by or on behalf of Genomatica, Novamont or Newco, whether solely or jointly, in the course of performance of, and in relation to, the Transaction Activities during the Term, including any enhancements, improvements or modifications relating to the Bioprocess (excluding the Genomatica Microorganisms) as well as rights arising from prosecution and maintenance of such Intellectual Property, but excluding all Genomatica IP and all Novamont IP and any enhancements, improvements or modifications relating to Genomatica Microorganisms.

(b) All New IP shall be owned jointly by the Parties (it being understood that Novamont shall be entitled to assign, in whole or in part, its New IP rights to Newco provided that Newco is subject to the same obligations with respect to New IP as Novamont as provided in this Agreement). Each Party and Newco hereby irrevocably transfers, conveys and assigns to Genomatica and Novamont such right, title, and interest in the New IP as is necessary to vest joint ownership of the New IP in the Parties and agrees to execute such documents, render such assistance, and take such other action as Genomatica and/or Novamont may reasonably request, at its own expense, to apply for, register, perfect, confirm, and protect the joint ownership rights of Genomatica and Novamont in New IP.

(c) Genomatica and Novamont (or Newco) will agree which Party (or Newco) shall apply for and register any Patent Rights and other proprietary protections with respect to any New IP, and shall cooperate in such activities, including sharing copies of filings with adequate time for review and comment by the other Party or Newco, and assembling inventorship information and data for filing such patent applications. Genomatica and Novamont (or Newco) shall use reasonable efforts to reach agreement regarding the defense and/or enforcement of any Patent Rights within the New IP; provided that, if Genomatica and Novamont (or Newco) are not able to reach agreement within ninety (90) days after a request by either Party (or Newco) to do so (but

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in any event no fewer than ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of any action or proceeding), either Party (or Newco) may bring and control any action or proceeding to defend or enforce such Patent Rights within the New IP, at its own expense and by counsel of its own choice, the other Party (or Newco) agrees to be joined as a party plaintiff and to provide reasonable assistance and authority to file and prosecute the action or proceeding, and such other Party (or Newco) shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(d) Each Party (or Newco as assignee, in whole or in part, of Novamont New IP rights) shall have the right to use and practice, and grant licenses to use and practice, all New IP for all uses, without the consent of or any duty of accounting to the other Party (or Newco), subject to the terms of this Section 3.3 and to the terms of Sections 6a and 6b of Exhibit A, it being understood that: (i) Novamont and Newco shall be entitled to use and practice, or grant licenses to use and practice, New IP for the production, sale and distribution of BDO produced using the Bioprocess according to the terms set forth in this Agreement, including the financial terms set forth in Exhibit A; (ii) Genomatica shall not grant licenses to use and practice New IP to any Third Party for use in the Novamont Field in the Territory, except with the prior written consent of Novamont, not to be unreasonably withheld; and (iii) Novamont and Newco shall not grant licenses to use or practice New IP to any Third Party for any use outside the Novamont Field, except with the prior written consent of Genomatica, not to be unreasonably withheld.

4. LICENSES.

4.1 License for Transaction Activities. Subject to the terms and conditions of this License Agreement, Genomatica hereby grants to Novamont a non-exclusive, non-sublicensable (except to Novamont’s Affiliates, including Newco), royalty-free license to use Genomatica IP within the Facility solely to produce Products at the Facility and to offer for sale, sell and distribute Products produced at the Facility as provided in Section 2.7 during the Term. If Novamont grants a sublicense of the license under this Section 4.1 to any of its Affiliates, it shall cause its Affiliates to comply with all its obligations hereunder, and it shall at all times be fully responsible for the performance of such Affiliate.

4.2 Exclusivity.

(a) From the Effective Date up to [...***...] 2013 (as may be extended as provided in Section 4.2(b), the “Exclusivity Period”), Genomatica agrees that it and Affiliates that are Controlled by Genomatica will not use Genomatica IP, and will not grant to any Third Party any license or right to use Genomatica IP, for the construction or operation in Europe of a facility for the production of BDO using the Bioprocess and using fermentable sugars.

(b) The Exclusivity Period shall be extended up to [...***...] 2016 in the event that (i) as of [...***...] 2013, Novamont and Newco are not in material breach

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of this Agreement, (ii) by [...***...] 2013 Novamont or Newco has entered into a written agreement with Genomatica to increase by at least […***…] the capacity for production of BDO using the Bioprocess and using fermentable sugars from biomass as feedstock, whether by building and/or operating in Europe a new facility in addition to the Facility and/or by substituting the Facility with a new one and/or by increasing the production capacity of the Facility, it being understood that following an increase of the BDO production capacity by at least […***…] Novamont and Newco shall be allowed in any case to produce chemicals other than BDO at the Facility and that, in any case, Novamont and Newco shall be allowed to use the Facility for testing purposes for production of chemicals other than BDO. If any of such conditions described in clause (i) or (ii) is not met, the Exclusivity Period shall automatically terminate. After the Exclusivity Period, Genomatica and Affiliates that are Controlled by Genomatica shall have the right to use Genomatica IP, and grant to any Third Party any license or right to use Genomatica IP, for the construction and/or operation in Europe of facilities for the production of BDO using the Bioprocess and using fermentable sugars, subject only to Section 4.2(c), if applicable.

(c) Genomatica agrees that, until the earlier of the end of the Term or five (5) years after the end of the Exclusivity Period, should [...***...] propose to Genomatica or one of its Affiliates that are Controlled by Genomatica (or Genomatica or such Affiliate should propose to [...***...]) to build in Europe a facility for production of BDO using the Bioprocess and using fermentable sugars from biomass as feedstock (a “European Transaction”), Genomatica shall provide written notice thereof to Novamont, specifying the [...***...]. If Novamont notifies Genomatica in writing that Novamont is interested in the European Transaction within [...***...] days after the date of the written notice from Genomatica, then during the ninety [...***...] period following such written notice (or such longer period agreed in writing by the Parties) (the “European Negotiation Period”), the Parties shall negotiate in good faith the terms of an agreement between them regarding the construction and/or operation of such new facility by the Parties. Should such negotiations be positively concluded by entering into such agreement, the new facility shall be built and/or operated by Novamont and Genomatica shall decline the [...***...] proposal and shall not submit a new proposal for another European Transaction for a period of 24 (twenty four) months starting from the date on which Novamont’s above-mentioned notification has been received by Genomatica. If Novamont does not notify Genomatica of its interest within [...***...] days after the date of the written notice from Genomatica or the Parties do not enter into such agreement during the European Negotiation Period, then Genomatica or its Affiliate may accept the proposal from the [...***...].

(d) During the Exclusivity Period, should [...***...] propose to Genomatica or one of its Affiliates that are Controlled by Genomatica (or Genomatica or such Affiliate should propose to [...***...]) to build outside of Europe a facility for production of BDO using the Bioprocess and using fermentable sugars from biomass as feedstock (an “Ex-Europe Transaction”), Genomatica shall provide written notice thereof to Novamont, specifying the [...***...]. If Novamont notifies Genomatica in writing that Novamont is

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interested in the Ex-Europe Transaction within [...***...] days after the date of the written notice from Genomatica, then during the [...***...] day period following such written notice (or such longer period agreed in writing by the Parties) (the “Ex-Europe Negotiation Period”), the Parties shall negotiate in good faith the terms of an agreement between them regarding the construction and/or operation of such new facility by the Parties. Should such negotiations be positively concluded by entering into such agreement, the new facility shall be built and/or operated by Novamont and Genomatica shall decline the [...***...] proposal and shall not submit a new proposal for another Ex-Europe Transaction for a period of 24 (twenty four) months starting from the date on which Novamont’s above-mentioned notification has been received by Genomatica. If Novamont does not notify Genomatica of its interest within [...***...] days after the date of the written notice from Genomatica or the Parties do not enter into such agreement during the Ex-Europe Negotiation Period, then Genomatica or its Affiliate may accept the proposal from the [...***...]. Notwithstanding the foregoing, this Section 4.2(d) shall not apply to (i) the production and/or operation of facilities outside Asia (excluding India and Oceania), Europe and USA for production of BDO using fermentable sugars for captive use outside the Novamont Field, and (ii) the production and/or operation of facilities outside Europe for production of BDO using fermentable sugars by companies within the Mitsubishi Group and companies within the Tate & Lyle Group (including, without limitation, any Affiliates and any joint ventures or similar companies involving Genomatica and any company within the Mitsubishi Group or any company within the Tate & Lyle Group).

4.3 Genomatica Bioprocess Improvements. In the event that Genomatica, in the context of the research and development activities under Section 2.5 above or otherwise, makes improvements to the Bioprocess, other than those that are to be considered as New IP, and makes such improvements commercially available, Novamont shall have the right to license such improvements subject to a reasonable license upgrade fee and other terms to be agreed in writing by the Parties, which license upgrade fee will be consistent with the license upgrade fees charged by Genomatica to other licensees of such improvements.

4.4 Reservation of Rights to Intellectual Property. Novamont reserves all rights under the Novamont IP and Genomatica reserves all rights under the Genomatica IP, subject only to the licenses granted to Novamont in this Article 4. Novamont agrees not to practice the Genomatica IP and the New IP, and Genomatica agrees not to practice the Novamont IP and the New IP, in each case except as expressly permitted in this Agreement or other written agreement between the Parties.

4.5 No Implied Licenses. No license or right is granted by implication or otherwise with respect to any patent application or patent except as may be specifically set forth in this Agreement.

5. CONFIDENTIALITY.

5.1 Confidentiality. The Receiving Party agrees to maintain the confidentiality of, and not disclose to any Third Party, all Confidential Information of the

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Disclosing Party and not to use the Confidential Information of the Disclosing Party except for the purposes of performance of this Agreement, in each case during the Term and for […***…] years thereafter. The obligation of confidentiality, nondisclosure and non-use shall not apply to Confidential Information of the Disclosing Party which:

(a) is known by the Receiving Party at the time of disclosure as shown by prior written records;

(b) is disclosed to the Receiving Party by a Third Party entitled to disclose it without obligation of confidentiality;

(c) is or becomes public through no fault of the Receiving Party; or

(d) is independently developed by the Receiving Party without use of Confidential Information of the Disclosing Party.

5.2 Permitted Disclosures. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party:

(a) to employees or consultants of the Receiving Party or its Affiliates who are subject to binding obligations concerning confidential information and inventions, to the extent such disclosure is reasonably necessary in connection with the activities contemplated by this Agreement, provided that the Disclosing Party shall be responsible for any breach thereof by such employees or consultants;

(b) to the extent such disclosure is reasonably necessary for filing or prosecuting Patent Rights as expressly permitted by Article 3;

(c) to Third Parties in connection with due diligence or similar investigations by such Third Parties, provided that any such Third Party is bound to confidentiality obligations consistent in all material respects with the terms of this Section 5; and

(d) to the extent such disclosure is reasonably necessary for prosecuting or defending litigation or complying with applicable laws, rules or governmental regulations, providing that in the event a Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to this clause (d), it shall, except where impracticable or not permitted by applicable law, give reasonable advance notice to the Disclosing Party of such disclosure and use commercially reasonable efforts, at the cost of the Disclosing Party, to secure confidential treatment of such information.

5.3 Publicity. Promptly following the Execution Date, the Parties will coordinate issuing a press release concerning this Agreement (which may be a joint press release or separate press releases by each Party). If either Party desires to, or is required by applicable law or stock exchange requirements to, make a public announcement concerning this Agreement or the subject matter hereof after the initial press release, such Party shall give reasonable prior advance notice of the proposed text of such

***Confidential Treatment Requested

13.

announcement to the other Party for its prior review and comment. Any comments provided by such other Party will not be unreasonably disregarded.

5.4 Agreement Terms. Except for public statements agreed to by the Parties or for disclosures that are in the reasonable judgment of a Party required by applicable law or stock exchange listing requirements, the Parties agree that the material terms and the subject matter of this Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, a Party shall have the right to disclose the terms of this Agreement: (a) to any Third Party retained by such Party to perform legal, accounting, engineering or similar services and who have a need to know such terms in order to provide such services; and (b) as permitted by Section 5.2(c) and/or (d).

5.5 Equitable Remedies. Each Party acknowledges and agrees that the other Party’s remedies at law for breach or threatened breach of any of the provisions of this Article 5 would be inadequate and, in recognition of that fact, in the event of any such breach or threatened breach, it is agreed that, in addition to other remedies to which it may be entitled, the other Party will be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction without the necessity of posting bond, or any other equitable remedy which may then be available; provided, that nothing herein contained will be construed as prohibiting the non-breaching Party from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from such breaching Party.

6. REPRESENTATIONS AND WARRANTIES.

6.1 Representations and Warranties. Each Party represents and warrants to the other Party as of the Execution Date, as well as on the Effective Date, that:

(a) Such Party is duly organized, validly existing and in good standing under the laws of its jurisdiction or organization and has all requisite power and authority to carry on its business and to own and use the assets and properties owned and used by it in connection with the Transaction Activities.

(b) Such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such Party and the performance by such Party of its obligations hereunder have been duly and validly authorized by all necessary action on the part of such Party. This Agreement has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery by the other Party, constitutes a valid and binding obligation of such Party enforceable against such Party in accordance with its terms.

(c) The execution and delivery of this Agreement by such Party and the performance by such Party of its obligations hereunder, does not and will not, as the case may be, (i) conflict with or violate any provision of the charter documents of such Party, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the

14.

right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any agreement (written or oral) or permit to which such Party is a party or by which it is bound, or (iii) violate any applicable law.

(d) There is no action, suit, proceeding, claim, or investigation pending or threatened against such Party, in any court or by or before any governmental authority, or before any arbitrator of any kind, which, if adversely determined, would restrict the ability of such Party to perform its obligations hereunder, and to such Party’s knowledge, there is no basis for any such action, suit, claim, investigation, or proceeding.

(e) Such Party is the exclusive owner of the Genomatica Background IP (with respect to Genomatica) or the Novamont Background IP (with respect to Novamont), and it has the right to grant the other Party the licenses granted under Article 4.

(f) The Genomatica Background IP (with respect to Genomatica) or the Novamont Background IP (with respect to Novamont) is not subject to any claims, encumbrances, liens, licenses, judgments and/or security interests that could reasonably be expected to have an adverse effect on the right to practice such Genomatica Background IP or Novamont Background IP, as applicable, to produce BDO and sell, offer for sale and distribute such BDO in the Territory, and none of such Genomatica Background IP or Novamont Background IP, as applicable, is the current subject of any litigation, interference or opposition proceeding.

(g) Such Party has, and will through the Term, cause its employees who work on the Transaction Activities to disclose to it inventions and Intellectual Property within the scope of Genomatica Improvements, Novamont Improvements or New IP and to assign to it rights in such inventions and Intellectual Property.

6.2 Disclaimer of Warranties. Except as specifically provided in this Agreement, each Party disclaims all warranties of any kind, express or implied, to the fullest extent permitted by applicable law, including but not limited to the implied warranties of merchantability, fitness for particular purpose and non-infringement. NEITHER PARTY (NOR NEWCO) MAKES ANY REPRESENTATION OR WARRANTY WITH REGARD TO ANY MATERIALS PROVIDED TO THE OTHER PARTY (OR TO NEWCO), THE SUCCESS OF THE TRANSACTION ACTIVITIES OR THE USEFULNESS OF ANY GENOMATICA IP (IN THE CASE OF GENOMATICA), NOVAMONT IP (IN THE CASE OF NOVAMONT) OR NEW IP.

7. INDEMNIFICATION.

7.1 Indemnification by Genomatica. Genomatica shall indemnify, defend, and hold harmless Novamont and its Affiliates and their directors, officers, employees and agents, and their respective successors, heirs and assigns, from and against any and all damages, losses, liabilities, judgments, awards, costs, and expenses of any nature whatsoever, including reasonable attorneys’ fees and court costs (collectively, “Losses”), incurred by any of them as a result of any Third Party claims, actions, suits or

15.

proceedings arising from: (a) the offer for sale, sale or distribution of Products by Genomatica or its Affiliates; or (b) any breach of any representation, warranty, covenant or agreement of Genomatica herein; except to the extent such Losses are directly attributable to the negligence or willful misconduct of Novamont or its Affiliates or fall within the scope of the indemnification obligations of Novamont set forth in Section 7.2.

7.2 Indemnification by Novamont. Novamont shall – or cause Newco to – indemnify, defend, and hold harmless Genomatica and its Affiliates and their directors, officers, employees and agents, and their respective successors, heirs and assigns, from and against any and all Losses incurred by any of them as a result of any Third Party claims, actions, suits or proceedings arising from: (a) the retrofitting of the Facility or production, handling, storage, offer for sale, sale or distribution of Products by Novamont or its Affiliates (including Newco); or (b) any breach of any representation, warranty, covenant or agreement of Novamont (or Newco) herein; except to the extent such Losses are directly attributable to non-performance of the Bioprocess and/or Microorganisms according to the Performance Targets the negligence or willful misconduct of Genomatica or its Affiliates or fall within the scope of the indemnification obligations of Genomatica set forth in Section 7.1.

7.3 Control of Defense. Except as specifically provided in this section, any person entitled to indemnification under this Article 7 shall give written notice to the indemnifying Party of any claims that may be subject to indemnification, promptly after learning of such claim, and the indemnifying Party shall assume the defense of such claims with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying Party with counsel so selected, the indemnifying Party will not be subject to any liability for any settlement of such claims made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such claims.

7.4 Remedies. No remedy set forth in this Agreement is intended to be exclusive of any other remedy. Each remedy shall be in addition to every other remedy provided hereunder, or now or hereafter existing at law, in equity, by statute, or otherwise.

8. TERM AND TERMINATION.

8.1 Conditions Precedent. Without prejudice for the provisions contained in this Agreement in relation to the Run Test and to the common provisions contained in Articles 1, 5, 6, 7 and 9 and Sections 8.1 and 8.4, all of which provisions shall be effective as of the Execution Date, the effectiveness of this Agreement is conditional upon fulfilment of both the following conditions:

(i) the execution by Novamont and BIO-Italia S.p.A. of a notarial deed for the acquisition of the Facility by Novamont within 21 (twentyone) days from the Execution Date; and

16.

(ii) the Run Test outcome being a Run Test Positive Result within 6 (six) months from the Execution Date, provided that the Parties shall negotiate in good faith a possible postponement of this term should this be considered reasonable under the circumstances. Should the Run Test outcome not be a Run Test Positive Result within 6 (six) months from the Execution Date (or such later date as agreed in writing by the Parties), this Agreement shall not become effective and the provisions that became effective as of the Execution Date as set forth above shall terminate, except to the extent that such provisions survive termination as provided in Section 8.4.

8.2 Term. Should the conditions precedent under Section 8.1 be fulfilled, this Agreement shall remain in force until the earlier of 30 (thirty) years from the Effective Date or the time at which the Facility stops operating according to Section 8.3(f) below.

8.3 Termination/Withdrawal by the Parties. This Agreement may be terminated:

(a) by written agreement of Novamont and Genomatica;

(b) by Genomatica upon written notice to Novamont in the event of any material breach of any representation, warranty, covenant or agreement of Novamont contained in this Agreement, if Genomatica has notified Novamont of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach;

(c) by Novamont upon written notice to Genomatica in the event of any material breach of any representation, warranty, covenant or agreement of Genomatica contained in this Agreement, if Novamont has notified Genomatica of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach;

(d) by either Party upon written notice to the other Party in the event that the retrofitted Facility is not commissioned (i.e., the Commissioning Date does not fall) within eighteen (18) months after the Effective Date, provided that the Parties shall negotiate in good faith a possible postponement of this term should this be considered reasonable under the circumstances;

(e) by Novamont upon sixty (60) days prior written notice to Genomatica should it become clear during the retrofitting of the Facility and before the expiry of the eighteen (18) months term under point (d) preceding, according to Novamont’s reasonable evaluation made in good faith on the basis of tests, that neither the Commissioning Performance Targets set forth under Section II of Schedule 1.5 nor lower performance targets reasonably acceptable for Novamont can be achieved; or

(f) by Novamont upon ninety (90) days prior written notice to Genomatica should Novamont decide to withdraw from this Agreement in case Newco’s shareholders’ meeting resolve to cease Newco’s operations due to the supervened non-profitability of the Facility over a period of time of at least 1 (one) quarter, whether by winding up the company or dismantling, selling or anyhow transferring the Facility to

17.

third parties (should there be no other facility operated by Newco, Novamont or its Affiliates in Bottrighe using Genomatica IP); provided that Genomatica and Novamont shall first discuss the possibility of continuing activities in a manner other than through Newco before any withdrawal may occur.

8.4 Effect of Termination. Upon termination of this Agreement pursuant to Section 8.3, all rights and obligations of the Parties (and Newco, as applicable) under this Agreement (including all licenses granted under Article 4) shall terminate, except as provided in this Section 8.4. Upon termination of this Agreement, Genomatica shall have the right to remove at its cost any equipment or materials at the Facility that it has supplied or paid for, provided that it elects to exercise that right within sixty (60) days after the date of termination. Termination of this Agreement shall not relieve or release either Party of any right or obligation which, at the time of such termination, has already accrued to such Party or which is attributable to a period prior to such termination, nor will any expiration or termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. The provisions set forth in Sections 4.4, 4.5, 6.2 and 8.4 and Articles 1, 3, 5, 7 and 9 of this Agreement shall remain in full force and effect and survive any termination of this Agreement. The provisions set forth in Sections 8 and 9.a. of Exhibit A of this Agreement shall remain in full force and effect and survive any termination of this Agreement for three (3) years from the date of such termination.

8.5 Withdrawal by Genomatica. Genomatica may withdraw from the participation in the Transaction Activities as an as associated party (associato) of a joint venture (associazione in partecipazione) after the expiry of a period of at least 10 (ten) years from the Effective Date. Such withdrawal shall be effective upon the delivery of written notice by Genomatica to Novamont. Upon such withdrawal by Genomatica pursuant to this Section 8.5, all rights and obligations of the Parties (and Newco, as applicable) under Article 2 of this Agreement (including Exhibit A), Section 4.2 (if then in effect) and Section 9.1 shall terminate, except for the provisions regarding the Licenses under Section 4 preceding which shall remain in full force between the Parties. Upon such withdrawal, Genomatica shall have the right to remove at its cost any equipment or materials at the Facility that it has supplied or paid for, provided that it elects to exercise that right within sixty (60) days after the date of termination. Such withdrawal shall not relieve or release either Party of any right or obligation which, at the time of such termination, has already accrued to such Party or which is attributable to a period prior to such termination. The provisions set forth in Sections 8 and 9.a. of Exhibit A of this Agreement shall remain in full force and effect and survive any such withdrawal for three (3) years from the date of such withdrawal, and the provisions set forth in Sections 6 and 7 of Exhibit A shall remain in full force and effect and survive any such withdrawal.

9. GENERAL TERMS.

9.1 Non-Solicitation. During the Term and for a period of […***…] years thereafter, unless otherwise agreed to by the Parties, each Party agrees that it will not and will not permit its Affiliates to directly or indirectly solicit for employment or consulting any employee of the other Party or its Affiliates; provided that in no event will listing or

***Confidential Treatment Requested

18.

advertising any employee or consultant position in any publicly available source or hiring or engaging any person who contacts a Party or its Affiliate based upon such listing or advertisement be a breach of this Section 9.1.

9.2 Force Majeure. The Parties shall be exempt from liability in respect of any failure to perform their obligations under this Agreement due to circumstances beyond their reasonable control, including but not limited to those arising from: (a) war, acts of terrorism, fire, epidemic, flood or other acts of God, explosion, civil commotion, strike, lock-out or labor disturbances, acts, regulations or laws of any government, or failure of public utilities or common carriers; (b) inability to procure raw materials due to shortages of raw materials; or (c) prevention from or hindrance in obtaining energy or other utilities. The Party so affected shall give written notice to the other Party of any such force majeure event and shall use its good faith efforts to avoid or remove such causes of non-performance and to continue performance whenever such causes are removed. Should the event(s) of force majeure suffered by a Party extend beyond a twelve (12)-month period (or such longer period as agreed in writing by the Parties), the Parties and Newco shall negotiate in good faith any amendment to this Agreement necessary to, as well any other action that may be useful to, overcome the force majeure situation; provided that the Party that has not suffered the force majeure event(s) may withdraw from the participation in the Transaction Activities as a party of a joint venture (associazione in partecipazione) by written notice to the other Party at any time after the end of such twelve (12)-month period (or such longer period as agreed in writing by the Parties), it being understood that, in case of such withdrawal: (i) Section 4 preceding – with the only exception of Section 4.2 (Exclusivity) – shall continue to remain valid and effective for the remaining duration of the Term with reference to the Facility and any other facility whose construction has at least been agreed upon by the Parties before termination;

9.3 Notices. Except as expressly set forth to the contrary in this Agreement: (i) all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by registered or certified mail with return receipt, by delivering that writing to the recipient in person, by international courier, or by facsimile or electronic mail transmission, provided that, in case of notices sent via facsimile or electronic mail, a receipt acknowledgement is sent by the recipient to the sender (also via facsimile or electronic mail transmission); and (ii) a notice, request, or consent given under this Agreement is effective on receipt by the person to receive it. All notices, requests, and consents to be sent to a Party (or to an Affiliate thereof) must be sent to or made at the following addresses (or such other address as that a Party may specify by notice to the other Party).

If to Novamont:	Novamont S.p.A.
Via G. Fauser 8
28100 Novara Italy
Attention: Dr. Catia Bastioli
Facsimile:
Email: catia.bastioli@novamont.com

19.

with a copy to:	Hi.Lex
C.so Venezia, 40
20121 – Milano
Attention: Mr. Fabio Cappelletti
Facsimile: 0039 02 49 533 539
Email: fabio.cappelletti@hilex.it

If to Genomatica, to:	Genomatica, Inc.
10520 Wateridge Circle
San Diego, CA 92121
Attention:
Facsimile: (858) 824-1772

Email:

with a copy to:	Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Kay Chandler
Facsimile: (858) 550-6420
Facsimile: kchandler@cooley.com

Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

9.4 Entire Agreement. This Agreement, together with the exhibits hereto, constitutes the entire agreement of the Parties relating to the subject matter hereof and thereof and supersedes all prior contracts or agreements with respect to the subject matter hereof, whether oral or written, including the NDA and the letter of intent, dated June     , 2011, between the Parties.

9.5 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Party in the performance by that Party of its obligations is not a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that Party.

9.6 Amendment. This Agreement may be amended, modified, or supplemented only by a written instrument duly executed by each of the Parties to, which instrument shall specifically indicate that it is the desire of the Parties to amend, modify or supplement this Agreement, and similarly may be waived only by a written instrument duly executed by the waiving Party.

9.7 Assignment.

(a) Unless expressly provided otherwise in this Agreement, no Party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement, in whole or in part, except with the prior written consent of the other Party,

20.

not to be unreasonably withheld or delayed; provided, however, that a Party may, without the other Party’s written consent and subject to Section 9.7(b), assign or otherwise transfer its rights or obligations under this Agreement, in whole, to: (i) a successor in interest to all or substantially all of the business of such Party relating to the subject matter of this Agreement, whether by merger, sale of stock, sale of assets or otherwise, or (ii) any Affiliate. In the event of any assignment of this Agreement by a Party to its Affiliate pursuant to this Section 9.7, the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such rights and obligations by such Affiliate. Any assignment of this Agreement in contravention of this Section 9.7 shall be null and void.

(b) Should Genomatica intend to assign or otherwise transfer its rights or obligations under this Agreement, in whole or in part, to [...***...], whether directly or through an Affiliate to which it has previously assigned or transferred such rights or obligations, including a merger, tender offer, reorganization, consolidation or sale of stock in which such [...***...] acquires more than fifty percent (50%) of the outstanding voting securities of Genomatica or a sale of all or substantially all of assets of Genomatica relating to the subject matter of this Agreement to such [...***...], and Novamont does not provide prior written consent to such transaction, Genomatica will be entitled to complete such assignment or transfer by giving notice thereof to Novamont and Newco. In this event, Novamont (or Newco) may – but shall not be obliged to – elect, at its sole discretion, to either:

(i) pay Genomatica a lump sum equal to a percentage equal to […***…]% ([…***…] per cent) of the fair value of Genomatica’s 20% participation in the Profits and Losses of Newco according to Section 2.1(e) preceding and Exhibit A of this Agreement, such fair value to be negotiated in good faith by the Parties with the result that the provision of Section 2.1(e) preceding and Exhibit A entitling Genomatica to 20% participation in the Profits and Losses of Newco shall no longer apply; or

(ii) reduce Genomatica’s 20% participation in the Profits and Losses of Newco according to Section 2.1(e) preceding and Exhibit A of this Agreement from 20% to […***…]% ([…***…] per cent).

If the Parties cannot reach an agreement as to the fair value mentioned under point (i) preceding, the following procedure shall apply.

Each Party shall appoint an international investment bank or another expert in order to determine the above-mentioned fair value. In case the fair values determined by the appointed investment banks/experts differ by […***…]% ([…***…] per cent) or less of the higher value, the fair value for the purposes of this Agreement shall then be equal to […***…]. Should the fair values determined by the appointed investment banks/experts differ by more than […***…]% ([…***…] per cent) of the higher value, […***…] – or, failing an agreement […***…], by the […***…] – and such […***…]

***Confidential Treatment Requested

21.

[…***…] the fair value, and the fair value so determined shall represent the fair value for the purposes of this Agreement.

9.8 Governing Laws. This Agreement shall be governed by and shall be construed in accordance with the laws of […***…], excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction, however (a) without prejudice for the application of the Italian corporate law rules to Newco and Arts. 2549 ff. of the Italian civil code to the joint venture (associazone in partecipazione), and provided that (b) inventorship and ownership of inventions made by or on behalf of Genomatica or by or on behalf of Novamont and Newco shall be governed by and construed in accordance with the laws of the United States (as to Genomatica) and the laws of Italy (as to Novamont and Newco); inventorship and ownership of inventions jointly obtained by or on behalf of Genomatica and Novamont (including New IP) shall be governed by and construed in accordance with the laws of the United States.

9.9 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by applicable law.

9.10 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

9.11 No Third Party Beneficiaries. The provisions hereof are solely for the benefit of the Parties and are not intended to, and shall not be construed to, confer a right or benefit on any other person.

9.12 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing Parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. Signature pages may be delivered by facsimile or other electronic means.

9.13 Resolution of Disputes.

(a) The Parties will use commercially reasonable efforts to resolve any dispute through good faith negotiations. If within thirty (30) days of any dispute being notified to the other Party the dispute has not been satisfactorily concluded, then unless otherwise agreed, the Parties shall refer the dispute to the Chief Executive Officer of Novamont and the Chief Executive Officer of Genomatica. If within thirty (30) of the dispute being referred to the individuals referenced in the prior sentence the dispute has not been satisfactorily concluded, then either Party may (but is not required to) refer the dispute for resolution pursuant to Section 9.13(b).

***Confidential Treatment Requested

22.

(b) Following negotiations pursuant to Section 9.13(a), any remaining dispute, controversy, or claim arising under, out of or relating to this Agreement (and subsequent amendments thereof), its validity, binding effect, interpretation, performance, breach or termination, including tort claims, shall be finally determined by arbitration administered by the International Chamber of Commerce under its Arbitration Rules, as in force at the time when the arbitration is initiated. The arbitral tribunal shall consist of three (3) arbitrators, all of them appointed by the International Chamber of Commerce taking into consideration the law governing the matters under dispute according to Section 9.8 above. The place of arbitration shall be London, England and the arbitration shall be conducted in the English language. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

9.14 Independent Contractor Status. Novamont and Genomatica agree that they and Newco shall each perform their duties under this Agreement as an independent contractor. Personnel employed or retained by each Party and by Newco who perform duties related to this Agreement shall remain under the supervision, management, and control of such Party or Newco (as applicable). Except as expressly set forth herein, neither Party nor Newco shall have any right or authority to create any obligation, warranty, representation or responsibility, whether express or implied, on behalf of the other Party or Newco (as applicable) in any manner whatsoever without the expressed written consent of the other Party or Newco (as applicable). Each of the Parties and Newco shall be solely responsible for the compensation of all personnel who perform any activities on their behalf pursuant to this Agreement or any Transaction Activities. This Agreement does not create any company, partnership or any other legal entity between the Parties or Newco (as applicable).

9.15 Interpretation. The Parties hereto confirm their agreement that this Agreement, as well as any amendment hereto and all other documents related hereto, including legal notices, have been and shall be in the English language only. The headings and recitals used herein are for ease of reference and information and do not affect the interpretation of the article or section to which they relate or the interpretation of this Agreement in any other respect. Words in the singular include the plural and vice versa, unless expressly or implicitly limited. Unless the context otherwise requires, the term “including” shall mean “including, without limitation”.

9.16 Insurance. Each Party and Newco shall maintain a liability insurance program consistent with sound business practice and reasonable in light of its obligations under this Agreement.

9.17 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ITS AFFILIATES FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, IN TORT INCLUDING NEGLIGENCE, BY STATUTE OR UNDER ANY QUASI-CONTRACTUAL THEORY OF LIABILITY, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The foregoing limitations of liability and damages will not apply and nothing in this

23.

Agreement shall affect either Party’s (or Newco’s) liability for breach of any obligation specified in Article 5 or either Party’s indemnification obligations under Article 7.

10. […***…]

The Parties Agree that this Agreement […***…]. […***…], this Agreement shall be […***…] and the Parties shall […***…] in connection with this Agreement.

[signature page follows]

***Confidential Treatment Requested

24.

IN WITNESS WHEREOF, the Parties caused this Agreement to be executed by their duly authorized and empowered representatives as of the Execution Date.

NOVAMONT S.P.A.		GENOMATICA, INC.

By:	/s/ illegible	By:	/s/ William Baum

Title:	CEO	Title:	Executive Chairman

Date:	December 7, 2011	Date:	December 7, 2011

SIGNATURE PAGE TO JV AND LICENSE AGREEMENT

SCHEDULE 1.5

COMMISSIONING PERFORMANCE TARGETS

SECTION I

(Performance targets for the period comprised between the Run Test Positive Result and the Commissioning Date)

AVERAGE FERMENTATION RESULTS OF […***…] BATCHES

Titer = […***…]

Rate = […***.…]

[…***…]

Yield = […***…]

SECTION II

(Performance targets for the period following the Commissioning Date )

Titer = […***…]

Rate = […***…]

 […***…]

Yield = […***…]

[…***…]

[…***…]

***Confidential Treatment Requested

SCHEDULE 1.35

RUN TEST PERFORMANCE TARGETS

AVERAGE FERMENTATION PERFORMANCE OF […***…] FERMENTATION BATCHES

Titer = […***…]

Rate = […***…]

 […***…]

Yield = […***…]

***Confidential Treatment Requested

SCHEDULE 2.2

INITIAL BUSINESS PLAN

A-1

EXHIBIT A

FINANCIAL TERMS

1. Definitions. In addition to the capitalized terms defined in the Agreement to which this Exhibit A is attached, the following capitalized terms shall have the meanings given to them in this Section 1.

a. “Accounting Standards” means: (i) with reference to Genomatica and its Affiliates, the generally accepted accounting principles in the United States or internationally, as appropriate, consistently applied and shall mean the international financial reporting standards (“IFRS”) at such time as IFRS becomes the generally accepted accounting standard and applicable laws require that a Party use IFRS; and (ii) with reference to Novamont and its Affiliates (including Newco), the generally accepted accounting principles in Italy and shall mean the financial reporting standards approved by the Organismo Italiano di Contabilità, consistently applied (it being understood that Newco shall use the same standards as Novamont).

b. “Acquisition Expenses” means any and all costs and expenses that will be borne by Novamont and/or Newco for the acquisition of the Facility up to a maximum of […***…] Euros, including the purchase price and transaction costs (including non-deductible taxes and levies, costs of professionals hired in relation to the acquisition and due diligence costs).

c. “Audited Party” shall have the meaning set forth in Section 9.a.

d. “Business Plan” shall have the meaning set forth in Section 4.a.

e. “Credit Amount” shall have the meaning set forth in Section 2.

f. “Genomatica Underperformance Amount” means the amount determined in accordance with Schedule A-1 by which the Credit Amount will be reduced in case of a Genomatica Underperformance Event.

g. “Genomatica Underperformance Event” shall be deemed to occur if: (i) at the first testing to determine whether the Commissioning Date has occurred, the Commissioning Performance Targets of the retrofitted Facility as set forth under Section II of Schedule 1.5 are not totally or partially achieved due to facts or circumstances solely or primarily ascribable to Genomatica, and such issues are not resolved within sixty (60) days thereafter; and (ii) in case of partial achievement, Novamont notifies in writing Genomatica of its acceptance of performance targets lower than the Commissioning Performance Targets.

h. “License Value” shall have the meaning set forth in Section 2.

i. “Novamont Underperformance Amount” means the amount determined in accordance with Schedule A-1 by which the Credit Amount will be increased in case of a Novamont Underperformance Event.

j. “Novamont Underperformance Event” shall be deemed to occur if: (i) at the first testing to determine whether the Commissioning Date has occurred, the Commissioning

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Performance Targets of the retrofitted Facility as set forth under Section II of Schedule 1.5 are not totally or partially achieved due to facts or circumstances solely or primarily ascribable to non-compliance by Novamont (or Newco) with operating guidelines provided by Genomatica for performance of the Bioprocess at the Facility in the context of the retrofitting caused by evident negligence, and the related issues are not resolved within sixty (60) days thereafter; and (ii) in case of partial achievement, Novamont notifies in writing Genomatica of its acceptance of performance targets lower than the Commissioning Performance Targets.

k. “Profits/Losses” shall have the meaning set forth in Section 5.b.

l. “Profit/Loss Statement” shall have the meaning set forth in Section 5.c.

m. “Requesting Party” shall have the meaning set forth in Section 9.a.

n. “Residual Amount” shall have the meaning set forth in Section 5.d.

o. “Retrofit Expenses” means with respect to the Facility, the aggregate of internal and external costs of Novamont and its Affiliates (including Newco) to retrofit the Facility to enable production of Products, including the construction and commissioning of the retrofitted Facility, which costs are incurred after the Effective Date and prior to commissioning of the retrofitted Facility, calculated as follows: (i) to the extent that Novamont or its Affiliate performs all or any part of the work to retrofit the Facility, the direct material costs and direct labor costs, plus overhead reasonably allocable to such activities; and (ii) to the extent that work to retrofit the Facility is performed by any Third Party, the out-of-pocket expenses paid by Novamont or its Affiliate for such work and the reasonably allocated direct labor costs incurred by Novamont or its Affiliate in managing and overseeing the Third Party relationship, all as determined from the books and records of Novamont or its Affiliate in accordance with its Accounting Standards. For clarification, Retrofit Expenses excludes any capital investment to build, construct or retrofit the Facility. Costs of Novamont to retrofit the Facility to enable production of Products incurred prior to the Effective Date, and deemed necessary to the retrofit of the Facility, will be included in Retrofit Expenses, subject to proper documentation, upon written agreement of Genomatica and Novamont to be negotiated in good faith.

p. “Retrofitting Plan” shall have the meaning set forth in Section 4.a.

q. “Upfront License Payment” shall have the meaning set forth in Section 2.

2. License Value. The Parties agree that the value to Novamont (and Newco) generated through the transactions contemplated by this Agreement, taking into account: (i) […***…]; (ii) […***…]; and (iii) […***…], is equal to Euro $17,500,000 (seventeen million five hundred thousand/00) (the “License Value”). Novamont shall pay Genomatica Euro $2,500,000 (two million five hundred thousand/00) of the License Value (the “Upfront License Payment”) on the Effective Date in consideration of the exclusivity and other rights and licenses granted to Novamont under the Agreement. The amount equal to the License Value minus the Upfront License Payment (the “Credit Amount”) shall be applied as a credit in

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accordance with Section 3 and 5, and any portion of the Credit Amount that has not been applied as a credit in accordance with Section 3 and 5 shall be paid to Genomatica in accordance with Section 5 following commissioning of the Facility. The Credit Amount shall be reduced by the Genomatica Underperformance Amount should a Genomatica Underperformance Event occur. If, however, any Genomatica Underperformance Event is later resolved so that the Commissioning Performance Targets set forth under Section II of Schedule 1.5 are achieved, then the Credit Amount shall be increased by a portion of the Genomatica Underperformance Amount proportionally corresponding to the time reduction in delay due to the resolution of such Genomatica Underperformance Event, as determined in accordance with Schedule A-1. The Credit Amount shall be increased by the Novamont Underperformance Amount should a Novamont Underperformance Event occur. If, however, any Novamont Underperformance Event is later resolved so that the Commissioning Performance Targets set forth under Section II of Schedule 1.5 are achieved, then the Credit Amount shall be reduced by a portion of the Novamont Underperformance Amount proportionally corresponding to the time reduction in delay due to the resolution of such Novamont Underperformance Event, as determined in accordance with Schedule A-1. Should Newco cease its operations according to Section 8.3(e) of the Agreement, the remaining Credit Amount shall not be refunded to Genomatica, but any consideration for the sale or transfer of the Facility shall be posted in Newco’s financial statements and consequently taken into account for the purposes of the Profits/Losses sharing mechanism governed under Section 5 below. Should Genomatica withdraw according to Section 8.5 or 9.7 of the Agreement, the remaining Credit Amount shall be refunded to Genomatica.

3. Acquisition and Retrofitting of the Facility. Novamont and/or Newco shall bear all of the Acquisition Expenses and Retrofit Expenses. Genomatica shall contribute to the Acquisition Expenses and Retrofit Expenses through a credit to Novamont (or Newco, as applicable) for an amount equal to 20% of the Acquisition Expenses and Retrofit Expenses borne by Novamont and/or Newco up to a maximum amount of Acquisition Expenses and Retrofit Expenses set forth in the budget included in the Retrofitting Plan (the “Novamont Credit”). The Novamont Credit shall be settled against the Credit Amount by way of the Profits/Losses sharing mechanism governed under Section 5 below. Should Newco cease its operations according to Section 8.3(e) of the Agreement, the above mentioned contribution shall not be refunded to Genomatica, but any consideration for the sale or transfer of the Facility shall be posted in Newco’s financial statements and consequently taken into account for the purposes of the Profits/Losses sharing mechanism governed under Section 5 below.

4. Retrofitting Plan and Business Plan – Commercialization.

a. Newco shall be responsible for the creation and implementation of a plan and budget for the retrofitting of the Facility based on the results of the Run Test (as may be updated or amended, the “Retrofitting Plan”) and a business plan for the production and commercialization of Products in the Territory based on the Retrofitting Plan and on the initial business plan referred to under Paragraph 2.2 of the Agreement (as may be updated or amended, the “Business Plan”). The Business Plan will include an annual budget, corresponding to the first year of such Business Plan, with key performance parameters and estimated costs and estimated Product sales. The Business Plan will be updated by Newco at least each calendar semester to reflect changes as appropriate.

b. Newco shall prepare and submit to Genomatica the initial draft of the Retrofitting Plan prior to carrying out the retrofitting works and of the Business Plan no later than three (3) months prior to the earliest anticipated date of first commercialization of Products for review and discussion.

c. The Retrofitting Plan and the Business Plan, including, without limitation, any substantive updates or amendments to such plans, must be approved in writing by Novamont (or Newco) and Genomatica. Should a Party deny its approval in writing of the Retrofitting Plan, the Business Plan or any updates or amendments thereto within 15 (fifteen) days from a request of the other Party, the Parties will attempt for a period of 15 (fifteen) days after such denial to overcome any issues that may have caused the disagreement by first discussing these issues at a meeting between their top managers. Minutes of such meeting will be drafted specifying both the solved and unresolved issues.

d. In case of failure of this meeting to resolve all of the issues, the Parties will make a second attempt by submitting the unresolved issues to a meeting to be held among their top managers and representatives of their respective main shareholder(s) that is/are financial institution(s) or investment fund(s) (or, if a Party is then a public company, independent and non-executive members of such Party’s Board of Directors or other governing body) within 15 (fifteen) days after the date on which the meeting among top managers was held. Minutes of such meeting will be drafted specifying both the solved and unresolved issues. Should the disagreement persist upon expiry of the last 15-days period above, the unresolved issues shall be submitted to an arbitrator appointed as follows.

e. Within 7 (seven) days from the expiry of the last 15-days period above, Novamont shall submit in writing to Genomatica a list of three preferred arbitrators to be chosen by it among the London-based subsidiaries/branches of the following management consultancy firms, provided that they have to be independent from Novamont: […***…]. Within 7 (seven) days from receipt of the above-mentioned list, Genomatica shall choose one of the three preferred arbitrators proposed by Novamont by notifying Novamont thereof, provided that such arbitrator has to be independent from Genomatica.

f. The arbitrator shall notify its decision to the Parties within 30 (thirty) days from its appointment made by Genomatica (with a copy to Novamont) fairly representing the unresolved issue(s) in accordance with the minutes of the above-mentioned meetings. The decision of the arbitrator shall be binding for the Parties as if it were the result of an agreement between the Parties. The costs of the arbitration shall be shared by each Party as follows: […***…]% by Genomatica and […***…]% by Novamont (or Newco).

g. The price at which Products will be sold by Newco to the Parties (or their Affiliates) for resale in a given quarter shall be […***…].

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5. Profits/Losses.

a. Sharing of Profits/Losses. The Parties shall share the Profits/Losses eighty percent (80%) to Novamont and twenty percent (20%) to Genomatica, subject to the provisions of this Section 5.

b. “Profits/Losses” shall be the net (after income taxes) profits/losses with respect to the Transaction Activities as reflected in Newco’s yearly financial statements drafted in accordance with the Accounting Standards and duly approved at Newco’s shareholders’ meeting (and Novamont, as shareholder of Newco, shall approve such financial statements only to the extent determined in accordance with this Agreement), adjusted as follows:

i. any Acquisition Expenses and Retrofitting Expenses exceeding the budget for a given calendar year (included in the relevant Business Plan approved by Genomatica) by more than […***…] percent ([…***…]%) shall be excluded for purposes of calculating Profits/Losses;

ii. any costs of the arbitration provided under Section 4(f) preceding shall be excluded for purposes of calculating Profits/Losses.

iii. any indemnity paid by Newco according to Section 7.2 of the Agreement shall be excluded for purposes of calculating Profits/Losses.

For clarification purposes:

•

the costs to be posted in Newco’s financial statements shall include amortization of Acquisition Expenses and Retrofitting Expenses, the portion of the License Value pertaining to the relevant financial year, as well as all taxes and duties due by Newco including the income taxes due by Newco for the relevant financial year after possible settlement of taxable profits with previous deductible losses). No costs relating to activities other than the Transaction Activities shall be posted in Newco’s financial statements; and

•

the income to be posted in Newco’s financial statements shall include the price for the sale or disposition of the Products calculated in accordance with Section 4.g, as well as any consideration for the sale or transfer of the Facility should Newco cease its operations according to Section 8.3(e) of the Agreement.

c. Reporting. The reporting and determination of Profits/Losses and possible increases and/or reductions of the Credit Amount according to Section 2 above shall be initially made for the first calendar semester (i.e. the period from January through June) of each year and finally assessed in relation to each entire calendar year and shall result from a document based upon Newco’s yearly financial statements drafted in the English language to be prepared by Newco and submitted to Genomatica in substantially the form agreed to in writing by the Parties as of the Effective Date, as may be amended by written agreement of the Parties (the “Profit/Loss Statement”).

d. Payment. Newco shall determine Profits/Losses and possible increases and/or reductions of the Credit Amount according to Section 2 above according to the Profit/Loss

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Statement and this Section 5 and deliver to Genomatica the Profit/Loss Statement for each calendar semester or entire year within sixty (60) days following the end of each calendar semester. If the Profit/Loss Statement for the previous semester reflects a positive amount (a “Profit”), Newco shall make quarterly advance payments to Genomatica at the end of each quarter following delivery of the Profit/Loss Statement equal to twenty percent (20%) of such Profit – each quarterly payment amounting to […***…]% of the payment due for the entire relevant semester – and the final determination of the yearly Profits/Losses (and possible increases and/or reductions of the Credit Amount according to Section 2 above) and any reconciling payment for the relevant calendar year shall be made on the basis of Profits/Losses calculated based upon the related yearly financial statements duly approved by Newco’s shareholders’ meeting. If, for a given semester or year, the Profit/Loss Statement reflects a negative amount (a “Loss”), Genomatica shall not be required to make any payment to Newco to the extent that any Credit Amount exists (taking into account any increases and/or reductions of the Credit Amount according to Section 2 above), but instead Newco shall settle the amount of Genomatica’s twenty percent (20%) share of such Loss for such semester or year with a corresponding portion of the Credit Amount. To the extent that the Credit Amount has been fully settled, Genomatica shall make a payment to Newco equal to any portion of the Genomatica Underperformance Amount that remains and has not been settled by reduction of the Credit Amount within thirty (30) days after receipt of the Profit/Loss Statement, and, consistent with the structure of the transaction as a joint venture (associazione in partecipazione), Genomatica as the associated party (associato) shall not have any liability for any Loss in excess of such amounts (which amounts reflect Genomatica’s contribution to the joint venture). Following the Commissioning Date, the Parties shall determine the net Credit Amount remaining after settlement of all amounts with the Credit Amount in accordance with this Section 5.d. through the end of the calendar semester in which the Commissioning Date occurred (the “Residual Amount”). Newco shall pay Genomatica the Residual Amount in four equal installments, with the first installment due and payable thirty (30) days after end of the calendar semester in which the Commissioning Date occurred and the remaining installments due on the first, second and third anniversaries of the Commissioning Date. The Residual Amount will be reconciled and adjusted, as necessary, at the end of each twelve (12) month period following the Commissioning Date. If there are Losses for any calendar semester after the calendar semester in which the Commissioning Date occurred, the amount of any installment of the Residual Amount that has not yet been paid shall be settled with the amount of Genomatica’s twenty percent (20%) share of such Losses.

6. Payment for Licenses of New IP.

a. To Genomatica. In the event that Novamont (or Newco) grants any right or license to any Third Party to use New IP in the Novamont Field (or, with the prior written consent of Genomatica, outside the Novamont Field), Novamont (or Newco) shall notify Genomatica in writing of the grant of such right or license, and shall provide Genomatica a copy of the agreement between Novamont (or Newco) and such Third Party granting such right or license. Novamont (or Newco) shall notify Genomatica in writing of all amounts paid to Novamont or Newco in consideration of the grant of such right or license and shall pay Genomatica […***…] percent ([…***…]%) of all such amounts paid to Novamont or Newco within thirty (30) days of Novamont’s or Newco’s receipt of such payments.

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b. To Novamont. In the event that Genomatica grants any right or license to any Third Party to use New IP outside the Novamont Field (or, with the prior written consent of Novamont, in the Novamont Field), Genomatica shall notify Novamont in writing of the grant of such right or license, and shall provide Novamont a copy of the agreement between Genomatica and such Third Party granting such right or license. Genomatica shall notify Novamont in writing of all amounts paid to Genomatica or its Affiliate in consideration of the grant of such right or license and shall pay Novamont (or Newco) […***…] percent ([…***…]%) of all such amounts paid to Genomatica or Newco within thirty (30) days of Novamont’s or Newco’s receipt of such payments.

7. Payment to Designated Account. All payments due under this Agreement shall be payable in Euro. Each Party or Newco shall make all payments to the other Party (or to Newco) by bank wire transfer in immediately available funds to an account designated in writing by the Party to whom such payment is due (or by Newco). Novamont shall be responsible for any payments due and payable by Newco to Genomatica in the event that Newco does not have available funds to make any such payment.

8. Books and Records. Each Party agrees to keep (and cause its applicable Affiliates to keep) proper records and books of account in accordance with its respective Accounting Standards, in order to allow the other Party to verify all information necessary for the accurate determination of payments to be made in accordance with this Agreement by way of the auditing procedure set forth under Section 9 below Such records shall be maintained for three (3) years after the date of the applicable payment to which such records relates.

9. Audit.

a. Audit Procedures and Timing. Upon the written request of Novamont or Newco (with respect to information of Genomatica necessary for the accurate determination of payments to be made in accordance with this Agreement) or Genomatica (with respect to sales of Products by Novamont and its Affiliates (including, without limitation, Newco) upon which the calculation of Profits/Losses are based, all amounts paid to Novamont or its Affiliates (including, without limitation, Newco) in consideration of the grant of any right or license to use New IP in the Novamont Field, and all other information necessary for the accurate determination of payments to be made in accordance with this Agreement) (as applicable, the “Requesting Party”), and not more than once in each calendar year, the other Party (the “Audited Party”) shall permit an independent certified public accounting firm of nationally recognized standing selected by the Audited Party and reasonably acceptable to the Requesting Party to have access during normal business hours to such of the records of the Audited Party and its applicable Affiliates as may be reasonably necessary to verify the accuracy of the payments due and costs incurred under this Agreement, including the reports of Profits/Losses under this Agreement, for any period ending not more than three (3) years prior to the date of such request. The accounting firm shall disclose to the Requesting Party only whether the payments due and costs incurred, including any payment reports (as applicable), are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to the Requesting Party without the prior consent of the Audited Party unless disclosure is required by applicable law, regulation or judicial order. The Audited Party is entitled to require the accounting firm to execute a reasonable confidentiality agreement prior to commencing any such audit.

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b. Payments. The fees charged by such accounting firm shall be paid by the Requesting Party; provided, however, that if the audit uncovers an underpayment by the Requesting Party that exceeds five percent (5%) of the total payment owed, then the fees of such accounting firm shall be paid by the Audited Party. Any underpayments or unpaid amounts discovered by such audit or otherwise will be paid promptly by the Audited Party within thirty (30) days of the date the Requesting Party delivers to the Audited Party such accounting firm’s written report, or as otherwise agreed upon by the Parties, plus interest calculated in accordance with Section 11. In the event of an overpayment by the Audited Party, the Requesting Party shall be entitled to credit such overpayment against any subsequent payment due to the Audited Party under this Agreement.

10. Taxes. A Party (or Newco) receiving payment under this Agreement shall pay any and all income or taxes levied on account of royalties and other payments it receives hereunder. If laws or regulations require that taxes be withheld, the paying Party will deduct such taxes from the amount due to the Party to whom such payment is due, pay such taxes to the proper tax authority, and send evidence of the obligation together with proof of payment to the Party to whom such payment is due promptly after making such payment.

11. Late Payments. Payments not remitted or deposited by the due date shall bear interest to the extent permitted by applicable law at the then-current euribor (Euro Interbank Offered Rate) plus […***…] percent ([…***…]%) established by CitiBank, as published in The Wall Street Journal, calculated on the number of days such payment is delinquent. The payment of such interest shall not limit the Party entitled to receive such payment from exercising any other rights it may have as a consequence of the lateness of any payment.

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SCHEDULE A-1

GENOMATICA UNDERPERFORMANCE AMOUNT CALCULATION

Genomatica Underperformance is the result of higher than target BDO costs, which will be calculated, based upon […***…] as measured against the performance targets in Schedule 1.5. The Genomatica organism performance will be calculated on […***…] basis, and if the combined BDO costs are higher than the target costs, the credit to Novamont will calculated using the Underperformance Calculation Method, and Genomatica will submit to Novamont the calculated Underperformance Amount for Novamont agreement and payment.

Underperformance Calculation Method:

Underperformance Amount(€) = […***…]

Underperformance Credit (€/kg) = […***…]

Wherein:

[…***…]

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